MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA APARTMENT COMMUNITIES REPORTS SECOND QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or MAA, today announced its second quarter 2010 earnings results.

Eric Bolton, Chairman and Chief Executive Officer, said, “We are encouraged by the continued favorable operating trends throughout our markets.  Occupancy remains very strong and rents are increasing across the portfolio.  We are again increasing our expectations and guidance for operating performance over the balance of this year.  We acquired three new properties during the second quarter and expect transaction activity will remain robust over the next few quarters.  We also completed a number of actions during the quarter which we believe will better position both our portfolio and balance sheet to support further growth in the emerging recovery cycle.”

Net income available for common shareholders for the quarter ended June 30, 2010 was $1.4 million, or $0.04 per diluted common share, as compared to net income available for common shareholders of $6.9 million, or $0.25 per diluted common share, for the quarter ended June 30, 2009.  Net income available for common shareholders for the quarter ended June 30, 2010 included two non-routine and non-cash items, (charges associated with the write-off of original issuance costs related to the redemption of preferred shares and an impairment loss on an asset), totaling $4.2 million or $0.14 per diluted common share.  Net income available for common shareholders for the second quarter of 2009 included $1.2 million of gains related to asset sales.

Funds from operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $26.4 million or $0.80 per diluted share/unit, or per Share, for the quarter ended June 30, 2010, as compared to $29.8 million or $0.98 per Share for the quarter ended June 30, 2009.  Excluding the non-routine and non-cash charges, totaling $4.2 million or $0.13 per Share, FFO per Share for the quarter ended June 30, 2010 was $0.93 per Share, which is $0.02 cents above the mid-point of management’s guidance range for the quarter.  A reconciliation of FFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of FFO can be found later in this release.

Second Quarter Highlights
•	Same store physical occupancy at the end of the quarter was strong at 96.3%, which was 0.7% above the same quarter in 2009
•	Resident move-outs for the same store portfolio remained well below historic averages at 57.2% for the twelve months ended June 30, 2010
•	Rent levels for both new and renewing residents continue to increase with overall rents up 2.6% in the quarter ended June 30, 2010, as compared to the preceding quarter ended March 31, 2010
•	Same store net operating income, or NOI, for the quarter declined by 2.7% compared to the same quarter in the prior year, approximately 3.0% better than the decline of 5.7% previously projected
•	On a sequential basis compared to the first quarter, same store NOI grew 0.7%, as revenues increased 0.8% and expenses grew 1.0% from the quarter ended March 31, 2010
•	FFO per Share excluding the non-routine charges was $0.93, $0.02 per Share ahead of the mid-point of managements guidance
•	MAA acquired three new high-end properties during the quarter, totaling $70 million, estimated to be 15%-20% below replacement cost

Second Quarter 2010 Same Store Results - Better Than Forecast

Percent Change From Three Months Ended June 30, 2009 (Prior Year):

					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	0.0%	4.7%	-3.3%	0.8%	-4.7%
Secondary	2.6%	6.5%	-0.1%	0.6%	-2.2%

Operating Same Store	1.3%	5.6%	-1.7%	0.7%	-3.5%
Total Same Store	0.7%	5.6%	-2.7%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

As mentioned in the prior quarter, MAA’s roll-out of a new bulk cable program during 2010 requires revenues and expenses related to the program to be reported on a gross basis, whereas the revenues and related expenses for the former cable programs were presented on a net basis in the income statement.  In order to provide more meaningful comparisons, same store performance is presented below with all cable programs netted in revenues, which is consistent with prior presentations.  For clarity in explanation of results, management’s discussions below are based on the comparison with bulk cable netted in revenues.

Second Quarter 2010 Same Store Results
With Bulk Cable Netted in Revenues (consistent with prior presentations)

Percent Change From Three Months Ended June 30, 2009 (Prior Year):

					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	-1.8%	0.3%	-3.3%	0.8%	-4.7%
Secondary	0.2%	0.8%	-0.1%	0.6%	-2.2%

Operating Same Store	-0.8%	0.5%	-1.7%	0.7%	-3.5%
Total Same Store	-1.4%	0.5%	-2.7%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

Same store NOI for the quarter ended June 30, 2010, declined 2.7% compared to the same quarter last year, with revenues declining 1.4% and operating expenses increasing 0.5%.  Effective rents compared to the same quarter last year declined 3.5% as the remaining portions of the same store portfolio continued to be re-priced to current market levels.  However, on a sequential comparison, rental pricing is showing a strong positive trend, with new lease rates increasing 4% in the quarter ended June 30, 2010, as compared to the prior quarter ended March 31, 2010.  Walk-in leasing traffic improved during the quarter ended June 30, 2010, by 4.1% over the same quarter last year and occupancy at June 30, 2010, was 96.3%, 0.7% above the same time last year.  Fee and ancillary income was 11% above the same quarter last year, partially offsetting the decline in effective rent for the quarter.  Same store operating expenses remained well under control during the quarter, increasing only 0.5% in total.  Real estate taxes and insurance costs for the quarter declined as compared to the same quarter last year, while repair and maintenance and utilities costs were slightly higher than projected.

A reconciliation of NOI to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of NOI can be found later in this release.

New Investment Activity Accelerating
MAA acquired three apartment communities totaling 856 units during the quarter ended June 30, 2010, at a combined purchase price of approximately $70 million.  All three purchases are new, high-quality communities, well positioned in MAA’s target growth markets and were acquired at prices estimated to be an average of 15% to 20% below current replacement cost.

In April, MAA closed on the Broadstone Cypress apartments, a 312-unit community located in Houston, TX which was acquired out of foreclosure from the original lender.  MAA acquired the property with plans to contribute it to Mid-America Multifamily Fund II, LLC, or Fund II, a joint venture with private capital.  The contribution was completed in July, which brings the total investment for Fund II to $86 million in three communities comprising 1,085 units.  Fund II anticipates acquiring up to $250 million of assets, with MAA contributing a third of the equity and receiving fees for property management, asset management and acquisitions.

In June, MAA acquired Alta Brookwood, a 256-unit community developed in 2008 and located in the Greenville, SC MSA.  The property is strategically located near the Clemson University International Center for Automotive Research, a 250 acre “technopolis” where BMW, Michelin, Timken, Sun Microsystems and others are focused on the research of automobile transportation issues.  The property recently achieved initial stabilized occupancy after construction and was acquired from the developer.

Also in June, MAA acquired Avondale at Kennesaw Farms, a 288-unit community developed in 2009 and located in the prestigious Kennesaw Farms Neighborhood in the Nashville, TN MSA.  This property was also purchased from the developer and was approximately 85% occupied at closing.

Both of these properties will be wholly owned by MAA and bring the total investment for wholly owned communities in 2010 to approximately $47 million.

MAA continues its redevelopment program at select communities throughout the portfolio.  During the quarter ended June 30, 2010, 496 units were renovated at an average cost of $3,400 per unit.  The average monthly rent increase achieved on the renovated units was $78 per unit representing a 10.9% increase from the rent level of non-renovated apartment units.  The projected unleveraged internal rate of return on the entire renovation program is approximately 10%.

The company was recently approached by a prospective buyer for Cedar Mill apartments, one of the original IPO properties located in Memphis, TN.   During the quarter ended June 30, 1010, MAA reevaluated its intention to hold Cedar Mill apartments for the long term and incurred a non-cash impairment charge of approximately $1.6 million or $0.05 of FFO per Share.  Cedar Mill is a unique situation in MAA’s portfolio as it is 37 years old and was part of a joint venture portfolio sale and subsequent repurchase transaction in 2003.  MAA now plans to sell the property within the next few quarters and redeploy the capital in another investment opportunity offering better long-term growth potential.

Capital Markets Activity
During the quarter ended June 30, 2010, MAA redeemed half of its outstanding 8.30% Series H Cumulative Redeemable Preferred Stock, or the Preferred H shares, at par value for $77.5 million.  As discussed last quarter, a non-cash charge of approximately $2.6 million, or $0.08 FFO per Share, was recorded during the quarter ended June 30, 2010 to write-off the original issuance costs related to the Preferred H shares that were redeemed.  In July, MAA announced the redemption of the remaining outstanding Preferred H shares at par for an additional $77.5 million on August 5, 2010.  A non-cash charge related to this redemption of approximately $2.6 million, or $0.08 FFO per Share, will be recorded in the third quarter.

Year-to-date through June 30, 2010, MAA raised $161.5 million of common equity at an average price of $52.53, net of issuance costs, through its at-the-market equity issuance program to redeem the Preferred H shares and fund acquisition activity.

Balance Sheet Ratios Further Strengthened
Al Campbell, Executive Vice President and Chief Financial Officer, said, “Our balance sheet continues to strengthen as the redemption of half of our outstanding Preferred H shares during the quarter reduced our total leverage, defined as debt plus preferred capital to total gross assets, to 50.7% at the end of the quarter, which is 5% below the same point in the prior year. The redemption of the remaining half in the third quarter will further reduce total leverage, increase coverage ratios, and add to FFO per Share in 2011.”

MAA’s balance sheet remains strong with fixed charge coverage of 2.76 times and total debt at 48% of gross assets at June 30, 2010.  MAA had excess cash and available capacity under current credit facilities of $158 million at June 30, 2010.

Total indebtedness for MAA at June 30, 2010 was $1.36 billion, of which 88% was fixed or hedged against rising interest rates, and the blended average interest rate was 4.1% for the quarter ended June 30, 2010.

Adjusted Funds from Operations and Capital Expenditures
Recurring capital expenditures totaled $9.9 million for the quarter ended June 30, 2010, approximately $0.30 per Share, resulting in adjusted funds from operations, or AFFO, of $0.63 per Share compared to AFFO of $0.73 per Share for the quarter ended June 30, 2009.  Total property capital expenditures on existing properties were $12.9 million, plus $2.1 million of expenditures on the redevelopment program for the quarter ended June 30, 2010.

A reconciliation of AFFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of AFFO can be found later in this release.

Common Dividend Declared
MAA’s Board of Directors voted to continue the quarterly common dividend at the existing annual rate of $2.46 per common share/unit, and declared its 66th consecutive quarterly common dividend to be paid on July 30, 2010 to holders of record on July 15, 2010.

2010 Earnings Guidance Increased
Management now projects full-year same store NOI to decline in the 2% to 4% range, compared to the prior forecast of a 3% to 5% decline.  Same store revenues, with bulk cable netted, are forecast to decline in the 1.0% to 1.5% range.  Management expects to maintain same store occupancy levels in the 95% to 96% range and believes pricing trends will continue to show improvement over the last half of 2010 and accelerate in 2011, assuming the economy continues to stabilize and the employment markets begin to recover.  Management projects full year same store total property operating expenses, with bulk cable netted, will increase in the 1% to 2% range, as compared to the 2% to 3% range in prior guidance.

Management is increasing guidance for wholly-owned acquisitions to $200 million for the current year, while $150 million in acquisitions for Fund II still seems reasonable.

Excluding the non-cash and non-routine charges related to the redemption of Preferred H shares and asset impairment, FFO per Share for the full year 2010 is projected to be in the range of $3.60 to $3.80, compared to prior guidance of $3.57 to 3.77.  On this same basis, FFO for the third quarter is anticipated to be in the range of $0.80 to $0.94 per Share and for the fourth quarter $0.85 to $0.99 per Share.

Including the non-cash and non-routine charges, totaling $0.20 FFO per Share for the full year, management now expects FFO per Share for the full year 2010 to be in the range of $3.40 to $3.60.  On this same basis, FFO for the third quarter is anticipated to be in the range of $0.72 to $0.86 per Share and for the fourth quarter $0.85 to $0.99 per Share.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the MAA web site at www.maac.net. MAA will host a conference call to further discuss second quarter results on Friday, August 6, 2010, at 9:15 AM Central Time.  The conference call-in number is 866-793-1342 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 44,462 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Memphis, TN  38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements concerning earnings guidance, property acquisitions and dispositions, future growth in the emerging recovery cycle, internal rates of return on our redevelopment program and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	increasing real estate taxes and insurance costs;
•	failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
•	failure of development communities to lease-up as anticipated;
•	inability of a joint venture to perform as expected;
•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;
•	losses from catastrophes in excess of our insurance coverage;
•	unexpected capital needs;
•	inability to attract and retain qualified personnel;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory tax changes;
•	litigation and compliance costs associated with laws requiring access for disabled persons;
•	imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
•	inability to acquire funding through the capital markets;
•	inability to pay required distributions to maintain REIT status due to required debt payments;
•	changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
•	loss of hedge accounting treatment for interest rate swaps and caps;
•	the continuation of the good credit of our interest rate swap and cap providers;
•
the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, at present operating under the conservatorship of the United States Government; and

•	inability to meet loan covenants.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

Mid-America Apartment Communities, Inc.	August 5, 2010	8

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Property revenues	$98,746	$94,499	$196,074	$188,099
Management and fee income, net	155	63	291	127
Property operating expenses	(42,652)	(38,922)	(84,203)	(77,217)
Depreciation	(24,943)	(23,818)	(50,023)	(47,403)
Acquisition expenses	(486)	(107)	(462)	(109)
Property management expenses	(4,479)	(4,503)	(8,756)	(8,744)
General and administrative	(3,110)	(2,686)	(5,921)	(5,143)
Income from continuing operations before non-operating items	23,231	24,526	47,000	49,610
Interest and other non-property income	86	68	401	148
Interest expense	(13,993)	(14,472)	(27,884)	(28,701)
Loss on debt extinguishment	-	(141)	-	(138)
Amortization of deferred financing costs	(648)	(588)	(1,243)	(1,194)
Asset Impairment	(1,590)	-	(1,590)	-
Net casualty gain (loss) and other settlement proceeds	102	-	629	(144)
Income from continuing operations before
loss from real estate joint ventures	7,188	9,393	17,313	19,581
Loss from real estate joint ventures	(298)	(156)	(574)	(352)
Income from continuing operations	6,890	9,237	16,739	19,229
Discontinued operations:
Income from discontinued operations	-	326	-	747
(Loss) gain on sales of discontinued operations	(2)	1,155	(2)	2,587
Consolidated net income	6,888	10,718	16,737	22,563
Net income attributable to noncontrolling interests	(228)	(570)	(665)	(1,276)
Net income attributable to Mid-America Apartment Communities, Inc.	6,660	10,148	16,072	21,287
Preferred dividend distribution	(2,704)	(3,217)	(5,920)	(6,433)
Premiums and original issuance costs associated with
the redemption of preferred stock	(2,573)	-	(2,573)	-
Net income available for common shareholders	$1,383	$6,931	$7,579	$14,854

Weighted average common shares - Diluted	30,736	28,184	29,967	28,175
Net income per share available for common shareholders - Diluted	$0.04	$0.25	$0.25	$0.53

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income attributable to Mid-America Apartment Communities, Inc.	$6,660	$10,148	$16,072	$21,287
Depreciation of real estate assets	24,432	23,293	49,001	46,413
Net casualty (gain) loss and other settlement proceeds	(102)	-	(629)	144
Loss (gain) on sales of discontinued operations	2	(1,155)	2	(2,587)
Depreciation of real estate assets of real estate joint ventures	470	185	872	449
Preferred dividend distribution	(2,704)	(3,217)	(5,920)	(6,433)
Net income attributable to noncontrolling interests	228	570	665	1,276
Premiums and original issuance costs associated with
the redemption of preferred stock	(2,573)	-	(2,573)	-
Funds from operations	26,413	29,824	57,490	60,549
Non-routine items:
Premiums and original issuance costs associated
with the redemption of preferred stock	2,573	-	2,573	-
Asset impairment	1,590	-	1,590	-
Funds from operations before non-routine items	30,576	29,824	61,653	60,549
Recurring capital expenditures	(9,907)	(7,637)	(14,881)	(11,418)
Adjusted funds from operations	$20,669	$22,187	$46,772	$49,131

Weighted average common shares and units - Diluted	33,012	30,587	32,257	30,579

Funds from operations per share and unit - Diluted	$0.80	$0.98	$1.78	$1.98
Funds from operations before non-routine items
per share and unit - Diluted	$0.93	$0.98	$1.91	$1.98
Adjusted funds from operations per share and unit - Diluted	$0.63	$0.73	$1.45	$1.61

Mid-America Apartment Communities, Inc.	August 5, 2010	9

CONSOLIDATED BALANCE SHEETS (in thousands)

	Jun 30, 2010	Dec 31, 2009
Assets
Real estate assets
Land	$258,394	$255,425
Buildings and improvements	2,410,202	2,364,918
Furniture, fixtures and equipment	78,577	73,975
Capital improvements in progress	4,256	10,517
	2,751,429	2,704,835
Accumulated depreciation	(836,933)	(788,260)
	1,914,496	1,916,575
Land held for future development	1,306	1,306
Commercial properties, net	8,157	8,721
Investments in real estate joint ventures	12,385	8,619
Real estate assets, net	1,936,344	1,935,221
Cash and cash equivalents	25,245	13,819
Restricted cash	730	561
Deferred financing costs, net	13,658	13,369
Other assets	17,961	19,731
Goodwill	4,106	4,106
Assets held for sale	-	19
Total assets	$1,998,044	$1,986,826

Liabilities and Shareholders' Equity
Liabilities
Notes payable	$1,363,195	$1,399,596
Accounts payable	1,483	1,702
Fair market value of interest rate swaps	56,862	51,160
Accrued expenses and other liabilities	67,608	69,528
Security deposits	8,092	8,789
Liabilities associated with assets held for sale	-	23
Total liabilities	1,497,240	1,530,798
Redeemable stock	2,900	2,802
Shareholders' equity
Series H cumulative redeemable preferred stock	31	62
Common stock	322	290
Additional paid-in capital	1,074,147	988,642
Accumulated distributions in excess of net income	(541,725)	(510,993)
Accumulated other comprehensive income	(56,836)	(47,435)
Total Mid-America Apartment Communities, Inc. shareholders' equity	475,939	430,566
Noncontrolling interest	21,965	22,660
Total equity	497,904	453,226
Total liabilities and shareholders' equity	$1,998,044	$1,986,826

SHARE AND UNIT DATA (in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
NET INCOME SHARES
Weighted average common shares - Basic	30,628	28,105	29,883	28,095
Weighted average common shares - Diluted	30,736	28,184	29,967	28,175
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	32,904	30,509	32,173	30,499
Weighted average common shares and units - Diluted	33,012	30,587	32,257	30,579
PERIOD END SHARES AND UNITS
Common shares at June 30,	32,299	28,224	32,299	28,224
Limited partnership units at June 30,	2,198	2,404	2,198	2,404
Outstanding options at June 30,	22	24	22	24
Unvested shares in share based plans at June 30,	88	99	88	99

Mid-America Apartment Communities, Inc.	August 5, 2010	10

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.  This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.  FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets.  Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, the amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs.  EBITDA is a non-GAAP financial measure we use as a performance measure.  As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio after they have been owned and have been stabilized for at least 12 months. In the case of newly developed apartment communities, or communities acquired in lease-up, they are considered stabilized after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning the next calendar year.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.

Communities are designated within our Same Store Portfolio as operating in Large or Secondary markets generally based on market population.